New Generation Biofuels Announces the Closing of Registered Direct Offering
of $3.2 Million in Common Stock and Warrants

LAKE MARY, Fla., July 28 /PRNewswire-FirstCall/ -- New Generation Biofuels Holdings, Inc. (Nasdaq: NGBF) announced today that it has closed its previously announced registered offering of 3,044,381 shares of its common stock (the “Shares”), par value $0.001 per share (“Common Stock”), and warrants (the “Warrants”) to purchase 608,876 shares of Common Stock (the “Offering”).  The Shares and the Warrants were sold in units (“Units”) at a price of $1.05 per Unit, with each Unit consisting of one share of Common Stock and a Warrant to purchase 0.20 shares of Common Stock at an exercise price of $1.60 per share.  The warrants have a term of five years, will not be exercisable for six months and have an exercise price of $1.60 per share. The Units will not be issued or certificated and neither the Units nor the warrants will trade on any exchange or be listed for quotation on any market.

The gross proceeds of the offering were approximately $3.2 million and net proceeds, after deducting the placement agent’s fee and estimated offering expenses payable by NGBF, were approximately $2.7 million. NGBF will use proceeds from the Offering for general corporate purposes, including working capital and/or capital expenditures. The Company will use proceeds from the Offering for general corporate purposes, including working capital and/or capital expenditures. Based on current estimates, the Company anticipates that its existing financial resources, including the net proceeds from this Offering, will be adequate to continue to conduct its business until the end of the year. The Company expects to need to raise additional capital to continue its business. Capstone Investments acted as the exclusive placement agent in this transaction.

NGBF offered the securities described above pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (“SEC”). A prospectus supplement related to the Offering was filed with the SEC on July 27, 2009.

About New Generation Biofuels Holdings, Inc.

New Generation Biofuels is a renewable fuels provider. They hold an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from vegetable oils and animal fats that it markets as a new class of biofuel for a multitude of applications, including: power generation, commercial and industrial heating and marine use.  NGBF’s business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees. For more information visit www.newgenerationbiofuels.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that may cause actual results to differ materially from those anticipated, including any unanticipated costs and expenses related to the Offering, and other risks and uncertainties detailed from time to time in NGBF’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008, and other documents subsequently filed with or furnished to the Commission, which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and NGBF assumes no duty to update forward-looking statements.

Media Contact: Phil Wallis	IR Contact: Ed Job, CFA
ph: (713) 483-4770	ph: (646)213-1914
Or pjwallis@newgenerationbiofuels.com	Or ed.job@ccgir.com
Rob Schatz
ph: (212) 370-4500
Or Rob@wolfeaxelrod.com

CONTACT:  Phil Wallis, +1-713-483-4770, pjwallis@newgenerationbiofuels.com; or for IR Contact: Ed Job, CFA, +1-646-213-1914, ed.job@ccgir.com; or Rob Schatz, +1-212-370-4500, Rob@wolfeaxelrod.com